UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.


REGISTERED                                                     REGISTERED
NO. 1                                                          PRINCIPAL AMOUNT
CUSIP NO. 337 358 BL8                                          $200,000,000


                             FIRST UNION CORPORATION

          6.30% Putable/Callable Subordinated Notes Due April 15, 2028


         FIRST UNION CORPORATION, a corporation duly organized and existing under the laws of North Carolina (herein called the "Company," which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO. or its registered assigns, the principal sum of TWO HUNDRED MILLION DOLLARS on April 15, 2028 (the "Final Maturity"), and to pay interest thereon from April 23, 1998, or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on April 15 and October 15 of each year, commencing on October 15, 1998, at the rate described below, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this Series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirement of any securities exchange on which the Securities of this Series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Interest on this Security will be computed on the basis of a 360-day year of twelve 30-day months.

         From and including April 23, 1998 to but excluding April 15, 2008, interest shall accrue on the principal sum of this Security at an annual rate equal to 6.30%. On April 15, 2008 (the "Coupon Reset Date"), and again on the New Coupon Reset Date (as defined on the reverse hereof), the interest rate on this Security shall be reset as described on the reverse hereof, unless the Company is obligated to repurchase and cancel this Security pursuant to the Put Option or otherwise, as described on the reverse hereof.

         Payment of the principal of (and premium, if any) and interest on this Security will be made at the Corporate Trust Office of the Trustee in The City of New York or in the city of Chicago, Illinois, or at the office or agency of the Company maintained for that purpose in Charlotte, North Carolina, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

         This Security has initially been issued in the form of a Global Security, and the Company has initially designated The Depository Trust Company as the Depository for this Security. For as long as this Security is issued in such form, and notwithstanding the foregoing, all payments of interest, principal and other amounts in respect of this Security (including payments pursuant to the Call Option, Put Option and Second Call Option referred to on the reverse hereof) shall be made to the Depository or its nominee in accordance with Applicable Procedures (as defined on the reverse hereof), in the coin or currency specified above and as further provided on the reverse hereof.

         Reference is made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

         Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof, or by an Authenticating Agent, by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: April 23, 1998

[SEAL]                                               FIRST UNION CORPORATION


                                                     By: __________________
                                                         Name:
                                                         Title:

ATTEST:


By:      ______________________________
         Name:
         Title:

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION


         This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.


HARRIS TRUST AND SAVINGS BANK                        FIRST UNION NATIONAL BANK
         as Trustee                                   as Authenticating Agent
                                             OR

By:      ______________________________              By:  ______________________
         Authorized Officer                               Authorized Signature

                                [REVERSE OF BOND]

                             FIRST UNION CORPORATION

          6.30% Putable/Callable Subordinated Notes Due April 15, 2028


         1. Indenture. This Security is one of a duly authorized issue of securities of the Company (hereinafter sometimes called the "Notes" or this "Security"), issued and to be issued in one or more series under an Indenture, dated as of March 15, 1986, as amended by supplemental indentures dated as of August 1, 1990, November 15, 1992 and February 7, 1996 (herein called the "Indenture"), between the Company and Harris Trust and Savings Bank, as successor Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness, Entitled Persons in respect of Other Financial Obligations and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. If any provision of this Security necessarily conflicts with any provision of the Indenture, the provision of this Security shall be controlling to the fullest extent permitted under the Indenture. This Security is one of the series designated on the face hereof.

         2. Interest Rate. The Notes will bear interest at the rate of 6.30% per annum from the date of issuance to but excluding April 15, 2008 (the "Coupon Reset Date"). If the Callholder (as defined below) elects to exercise the Call Option (as defined below) and the Company does not exercise the Call Option Override (as defined below) or the Floater Option (as defined below), the Calculation Agent (as defined below) will reset the interest rate on the Notes effective on the Coupon Reset Date, pursuant to Section 8 below. If the Company exercises the Floater Option, the Calculation Agent will reset the interest rate on the Notes effective on the Coupon Reset Date, pursuant to Section 9 below. If the Company exercises the Second Call Option (as defined below), the Calculation Agent will reset the interest rate on the Notes effective on the New Coupon Reset Date (as defined below) pursuant to Section 10 below. If the Callholder does not exercise the Call Option, or if exercised, does not for any reason pay the Call Price (as defined below) when required, or if the Company exercises the Call Option Override, the Trustee will be required to exercise the Put Option (as defined below), the Company will be required to repurchase and cancel the Notes and the interest rate on the Notes will not be reset on the Coupon Reset Date. If the Company exercises the Floater Option but does not subsequently exercise the Second Call Option, the Company will be required to purchase and cancel the Notes and the interest rate on the Notes will not be reset on the New Coupon Reset Date.

         3. Call Option. Subject to the Call Option Override, the Callholder shall have the right to purchase the Notes in whole but not in part on the Coupon Reset Date (the "Call Option"), at a price equal to 100 percent of the principal amount thereof (the "Call Price"), by giving notice to the Trustee, in writing, no later than fifteen calendar days prior to the Coupon Reset Date (the "Call Notice"). The Trustee shall promptly give notice of exercise of the Call Option to the Holders of the Notes.

         In the event the Callholder exercises the Call Option and the Company does not exercise the Call Option Override (whether or not the Floater Option is exercised), then (i) not later than 2:00 p.m. New York time on the Business Day prior to the Coupon Reset Date, the Callholder shall deliver the Call Price in immediately available funds to the Trustee through the facilities of the DTC for payment of the Call Price on the Coupon Reset Date, and (ii) the Holders of the Notes shall be required to deliver, and will be deemed to have delivered, the Notes to the Callholder against payment therefor on the Coupon Reset Date through the facilities of DTC.

         If the Callholder after having exercised the Call Option does not for any reason pay the Call Price to the Trustee when required, or if the Company exercises the Call Option Override, the Put Option will be automatically exercised by the Trustee as described in Section 4 below. In such circumstances, the Trustee shall notify the Holders of the Notes that it is exercising the Put Option.

         The Callholder may at any time assign its rights and obligations under the Call Option; provided, however, that (i) such rights and obligations are assigned in whole and not in part and (ii) it provides the Trustee and the Company with notice of such assignment contemporaneously with such assignment. Upon receipt of notice of assignment, the Trustee will treat the assignee as Callholder for all purposes hereunder. The Callholder may assign its rights under the Call Option without notice to, or consent of, the Holders of the Notes (including, if applicable, the Holder hereof).

         4. Put Option. If the Call Option is not exercised or, if exercised, the Callholder does not for any reason deliver the Call Price to the Trustee not later than 2:00 p.m. New York time on the Business Day prior to the Coupon Reset Date, or if the Company exercises the Call Option Override, the Trustee shall automatically exercise, on behalf of the Holders of the Notes, the right (the "Put Option") to require the Company to purchase the Notes on April 15, 2008, at a purchase price equal to 100 percent of the principal amount thereof (the "Put Redemption Price"). By its purchase of any Note, each Holder irrevocably agrees that the Trustee shall automatically exercise the Put Option for, or on behalf of, the Holder as provided herein. No Holder of any Note or any interest therein shall have the right to consent or object to the Trustee's duty to exercise the Put Option.

         If the Put Option is exercised, the Company will deliver the Put Redemption Price to the Trustee through the facilities of DTC by no later than 12:00 noon, New York time, on April 15, 2008, and the Holders of the Notes will be required to deliver, and will be deemed to have delivered, the Notes to the Company against payment therefor on such date, through the facilities of DTC. The Notes will thereupon be cancelled and no Notes will be issued in lieu of or in exchange therefor.

         5. Call Option Override. If the Call Option is exercised, the Company shall have the option to override such exercise (the "Call Option Override") by giving written notice of such exercise to the Callholder, the Calculation Agent and the Trustee not later than 2:00 p.m. New York time no later than four Business Days prior to April 15, 2008. If the Company exercises the Call Option Override, the Put Option will be automatically exercised by the Trustee for and on behalf of the Holders of the Notes on April 15, 2008.

         6. Floater Option. If the Call Option is exercised and the Company does not exercise the Call Option Override, the Company shall have the option (the "Floater Option"), exercisable by giving written notice of exercise to the Callholder, the Calculation Agent and the Trustee not later than 2:00 p.m. New York time no less than four Business Days prior to April 15, 2008, to reset the coupon on the Notes to a floating interest rate for the period from and including the Coupon Reset Date to October 15, 2008, or such earlier date established by the Company by written notice to the Trustee and the Calculation Agent at least six Business Days prior to such date, as the new coupon reset date (the "New Coupon Reset Date"). In such case, the Callholder shall remain obligated to purchase the Notes from the Holders, and the Holders of the Notes shall remain obligated to deliver, and will be deemed to have delivered, the Notes to the Callholder, at the Call Price on the Coupon Reset Date. After the Coupon Reset Date, the Company may elect (i) to exercise the Second Call Option (as defined herein) and have the coupon reset to a fixed rate from the New Coupon Reset Date to the Final Maturity, as described in
Section 10 below, or (ii) to purchase and cancel the Notes on October 15, 2008 or such earlier date as it may determine, as described in Section 9 below.

         7. Second Call Option. If the Floater Option is exercised, from the Coupon Reset Date until six Business Days prior to October 15, 2008, the Company shall have the right, exercisable by giving written notice of exercise to the Trustee and the Calculation Agent not later than 2:00 p.m. at least six Business Days prior to the date selected as the New Coupon Reset Date (which shall not be later than October 15, 2008), to purchase the Notes in whole but not in part on the New Coupon Reset Date at the Call Price plus accrued and unpaid interest (if any) from the Coupon Reset Date to the New Coupon Reset Date (the "Second Call Option"). The Trustee shall promptly give notice of exercise of the Second Call Option to the Holders of the Notes.

         Upon exercise of the Second Call Option, the interest rate on the Notes will be reset from a floating rate to a fixed rate for the period from the New Coupon Reset Date to Final Maturity pursuant to Section 10. The Company will deliver to the Trustee through the facilities of the Depository, not later than 12:00 noon New York time on the New Coupon Reset Date, the Call Price plus accrued and unpaid interest (if any), as aforesaid, in immediately available funds for payment of such amount on the New Coupon Reset Date, and the Holders of the Notes shall be required to deliver, and will be deemed to have delivered, the Notes to the Company against payment therefor on such New Coupon Reset Date through the facilities of the Depository.

         8. Call Option Coupon Reset Process. If the Callholder exercises the Call Option and the Company does not exercise the Call Option Override or the Floater Option, the Company and a calculation agent selected by the Company pursuant to a calculation agency agreement (the "Calculation Agent") shall complete the following steps in order to determine the interest rate to be paid on the Notes from and including the Coupon Reset Date to the Final Maturity Date. The Company and the Calculation Agent shall use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as practicable.

         (a) The Company shall provide the Calculation Agent with a list (the "Dealer List"), no later than four Business Days prior to the Coupon Reset Date, containing the names and addresses of at least three and not more than five dealers, from which it desires the Calculation Agent to obtain the Bids (as defined below) for the purchase of the Notes on the Coupon Reset Date.

         (b) Within one Business Day following receipt by the Calculation Agent of the Dealer List, the Calculation Agent shall provide to each dealer ("Dealer") on the Dealer List (i) a copy of this Prospectus Supplement and the accompanying Prospectus relating to the offering of the Notes, (ii) a copy of the form of the Notes, and (iii) a written request that each such Dealer submit a Bid to the Calculation Agent by 12:00 noon, New York City time (the "Bid Deadline"), on the third Business Day prior to the Coupon Reset Date (the "Bid Date"). "Bid" shall mean an irrevocable written offer given by a Dealer for the purchase of the Notes on the Coupon Reset Date, and shall be quoted by such Dealer as a stated yield to maturity on the Notes ("Yield to Maturity"). Each Dealer shall be provided with (i) the name of the Company, (ii) an estimate of the Purchase Price (which shall be stated as a U.S. dollar amount and be calculated by the Calculation Agent in accordance with paragraph (c) below),
(iii) the principal amount and maturity of the Notes, and (iv) the method by which interest will be calculated on the Notes.

         (c) The purchase price to be paid by any Dealer for the Notes (the "Purchase Price") shall be equal to (i) the principal amount of the Notes plus
(ii) a premium (the "Fixed Notes Premium") equal to the Settlement Amount. "Settlement Amount" means the present value of an annuity equal to the positive difference, if any, of (x) a stream of interest payments which would have been due on the Notes after the Coupon Reset Date assuming the Notes were to bear interest at 6.50% (computed on the basis of a 360-day year consisting of twelve 30-day months) and the aggregate face amount of the Notes were to remain outstanding until April 15, 2028, and (y) a stream of corresponding interest payments which would have been due on the Notes after the Coupon Reset Date assuming the Notes were to bear interest at the Swap Rate (computed on the basis of a 360-day year consisting of twelve 30-day months) and the aggregate face amount of Notes were to remain outstanding until April 15, 2028, determined by discounting such interest payments described in clauses (x) and (y) from the respective dates on which such interest payments would have become due to the Coupon Reset Date using a series of discount factors corresponding to those dates determined by the Calculation Agent from the yield curve a swap dealer would use on the Bid Date in valuing a series of swap payments similar to that annuity. "Swap Rate" for the Notes means the per annum rate equal to the sum of the Base Rate plus the bid side yield to maturity of then current 20-year swaps spread which appears on Telerate Page 19901 ("Swap Spread") at 11:00 a.m., New York time, on the applicable Bid Date (or such other date or time that may be agreed upon by the Company and the Calculation Agent) (the "Rate Setting Time"), or if such Swap Spread does not appear on Telerate Page 19901 as of the Rate Setting Time then such Swap Spread shall be as determined by the Calculation Agent by obtaining bid quotations for the then-current 20-year swap spread (quoted over the then-current on-the-run ten-year U.S. Treasury Security) from four reference market-makers (selected in good faith by the Calculation Agent) as of the Rate Setting Time and then computing the arithmetic mean of the two middle bid quotations (after discarding the highest and lowest of such quotations), which arithmetic mean shall be such Swap Spread. "Telerate Page 19901" means the display designated as Page "19901" on the Dow Jones Telerate Service (or any successor or substitute page as may replace such page on such service). For purposes of the computation of Swap Rate, the "Base Rate" means the per annum rate equal to the offered side yield to maturity of the then-current on- the-run ten-year U.S. Treasury Security which appears on Telerate Page 500 as of the Rate Setting Time or, if such rate does not appear on Telerate Page 500 at such time, then the Base Rate shall be determined by the Calculation Agent by obtaining offered quotations for the then-current on-the-run ten-year U.S. Treasury Security from four government securities dealers (selected in good faith by the Calculation Agent) as of the Rate Setting Time and then computing the arithmetic mean of the yields of the two middle offered quotations (after discarding the highest and lowest of such quotations), which arithmetic mean shall be the "Base Rate"; provided, however, that if the Swap Spread reported by Telerate on the applicable Bid Date is not based on an underlying ten-year U.S. Treasury Security, then the Calculation Agent shall determine the Base Rate by interpolation between a Base Rate computed on the basis of a U.S. Treasury Security with a ten-year maturity and a Base Rate computed on the basis of a U.S. Treasury Security with a 30-year maturity. "Telerate Page 500" means the display designated as Page "500" on the Dow Jones Telerate Service (or any successor or substitute page as may replace such page on such service).

         (d) Following receipt of the Bids, the Calculation Agent shall provide written notice to the Company, setting forth (i) the names of each of the Dealers from whom the Calculation Agent received Bids on the Bid Date, (ii) the Bid submitted by each such Dealer, and (iii) the Purchase Price as determined pursuant to paragraph (c) above. Except as provided below, the Calculation Agent shall thereafter select from the Bids received the Bid with the lowest Yield to Maturity (the "Selected Bid") and establish the Coupon Reset Rate (the "Coupon Reset Rate") equal to the interest rate which would amortize the Fixed Notes Premium fully over the term of the Notes at the Yield to Maturity indicated by the Selected Bid; provided, however, that if the Calculation Agent has not received a Bid from a Dealer by the Bid Deadline, the Selected Bid shall be the lowest of all Bids received by such time, and provided, further, that if any two or more of the lowest Bids submitted are equivalent, the Company shall in its sole discretion select any of such equivalent Bids (and such selected Bid shall be the Selected Bid).

         (e) Immediately after calculating the Coupon Reset Rate, the Calculation Agent shall provide written notice to the Company and the Trustee setting forth such Coupon Reset Rate as the new interest rate on the Notes, effective from and including the Coupon Reset Date, by delivery to the Trustee on or before the Coupon Reset Date of an officers' certificate.

         (f) The Callholder shall sell the Notes to the Dealer that made the Selected Bid at the Purchase Price, such sale to be settled on the Coupon Reset Date in immediately available funds.

         (g) Notwithstanding the foregoing, if the Calculation Agent determines that (i) since the Call Notice, an Event of Default, or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default with respect to the Notes, shall have occurred and be continuing,
(ii) a Market Disruption Event (as defined below) has occurred following the exercise of the Call Option, or (iii) two or more of the Dealers have failed to provide Bids in a timely manner substantially as provided above, the Call Option will be automatically revoked, and the Put Option will be automatically exercised by the Trustee on behalf of the Holders of the Notes. "Market Disruption Event" shall mean any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices in such exchange; (ii) a general moratorium on commercial banking activities declared by either federal or New York State authorities; (iii) any material adverse change in the existing financial, political or economic conditions in the United States of America; (iv) an outbreak or escalation of major hostilities involving the United States of America or the declaration of a national emergency or war by the United States of America; or (v) any material disruption of the U.S. government securities market, U.S. corporate bond market, or U.S. federal wire system; provided, however, that in the case of a Market Disruption Event, in the judgment of the Calculation Agent, the effect thereof makes it impracticable to conduct the procedures set forth in this Section 8.

         9. Floater Option Coupon Reset Process -- Floating Rate. If the Callholder has exercised the Call Option and the Company has exercised the Floater Option, the Callholder shall remain obligated to purchase the Notes from the Holders, and the Holders of the Notes shall remain obligated to deliver, and will be deemed to have delivered, the Notes to the Callholder, at the Call Price on the Coupon Reset Date. The Calculation Agent shall complete the following steps in order to determine the floating interest rate to be paid on such Notes from and including the Coupon Reset Date to but excluding the New Coupon Reset Date. The

Company and the Calculation Agent shall use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

         (a) Not later than four Business Days prior to the Coupon Reset Date, the Calculation Agent shall provide to a dealer selected by the Company (the "Bidding Dealer") (i) a copy of this Prospectus Supplement and the accompanying Prospectus relating to the offering of the Notes, (ii) a copy of the form of the Notes, and (iii) a written request that the Bidding Dealer submit a Bid to the Calculation Agent by the Bid Deadline on the Bid Date. The Bidding Dealer shall be provided with (i) the name of the Company, (ii) the Purchase Price (which shall be stated as a U.S. dollar amount in accordance with paragraph (b) below),
(iii) the principal amount and maturity of the Notes, and (iv) the method by which interest will be calculated on the Notes.

         (b) The Purchase Price shall be equal to the principal amount of the Notes. The Notes shall bear interest at a per annum rate of interest, reset daily, based on the three-month London Interbank Offered Rate ("LIBOR") plus or minus a percentage spread to LIBOR to be determined by the Bidding Dealer (the "Spread"). "LIBOR" means the offered rate (expressed as an interest rate per annum) for three-month Eurodollar deposits for the semi-annual interest period commencing on the Coupon Reset Date which appears on Telerate Screen Page 3750 (to five decimal places), as of 11:00 a.m., London time, on the Bid Date (or, if such date is not a London Business Day, the next previous London Business Day, where "London Business Day" means any Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market). "Telerate Page 3750" means the display designated as Page "3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates of major banks for U.S. dollar deposits). If, on the Bid Date, LIBOR cannot be determined as provided in the foregoing sentence, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having a maturity of three months, commencing on the Coupon Reset Date in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time, are offered by four major banks in the London interbank market selected by the Calculation Agent at approximately 11:00 a.m., London time, on the Bid Date to prime banks in the London interbank market. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of the Bid Date will be the arithmetic mean (rounded to the nearest one-thousandth of a percent, with five ten-thousandths of a percent rounded upwards) of such quotations. If fewer than two quotations are provided, LIBOR in respect of the Bid Date will be the arithmetic mean (rounded to the nearest one-thousandth of a percent, with five ten thousandths of a percent rounded upwards) of the rates quoted by three major banks in New York City selected by the Calculation Agent at approximately 11:00 a.m., New York City time, on the Bid Date for loans in U.S. dollars to leading European banks having a maturity of three months commencing on the Coupon Reset Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time.

         (c) Following receipt of the Bid, the Calculation Agent shall provide written notice to the Company, setting forth the Purchase Price and shall establish the floating coupon reset rate (the "Floating Coupon Reset Rate") equal to LIBOR (as determined pursuant to paragraph (b) above) plus or minus the Spread as determined pursuant to paragraph (b) above.

         (d) Immediately after calculating the Floating Coupon Reset Rate, the Calculation Agent shall provide written notice to the Company and the Trustee, setting forth such Floating Coupon Reset Rate as the new interest rate on the Notes, effective from and including the Coupon Reset Date, to and excluding the New Coupon Reset Date, by delivery to the Trustee on or before the Coupon Reset Date of an officers' certificate.

         (e) The Callholder shall sell the Notes to the Bidding Dealer at the Purchase Price, such sale to be settled on the Coupon Reset Date in immediately available funds.

         (f) Notwithstanding the foregoing, if (A) the Calculation Agent determines that (i) since the Call Notice, an Event of Default, or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default with respect to the Notes shall have occurred and be continuing, (ii) a Market Disruption Event has occurred following the exercise of the Call Option, or (iii) the Bidding Dealer shall not have provided its Bid in a timely manner substantially as provided above, or (B) the Spread is not acceptable to the Company, the Call Option and the Floater Option will be automatically revoked, and the Put Option will be automatically exercised by the Trustee on behalf of the Holders of the Notes.

         If the Company, at any time after the Coupon Reset Date and at least six Business Days prior to October 15, 2008, irrevocably determines not to exercise its right to reset the floating interest rate on the Notes to a fixed rate pursuant to

Section 10 below, it may repurchase and cancel the Notes and shall give written notice to the Trustee of such determination at least six Business Days prior to the date on which it will make such repurchase. In such case, or if the Company otherwise does not exercise or is deemed not to have exercised the Second Call Option, the Company (i) will be required to purchase the Notes on October 15, 2008, or such earlier date as it may determine, at a purchase price equal to 100 percent of the principal amount thereof, plus accrued and unpaid interest to October 15, 2008 or such earlier date, (ii) will deliver to the Trustee, not later than 12:00 noon, New York time, on such date, an amount equal to 100 percent of the principal amount of the Notes plus any accrued and unpaid interest in immediately available funds for payment of such amount on such date, and (iii) the Holders of the Notes shall be required to deliver, and will be deemed to have delivered, the Notes to the Company or the Trustee against payment therefor on such date through the facilities of the Depository. The Notes will thereupon be cancelled and no Notes will be issued in lieu of or in exchange therefor.

         10. Floater Option Coupon Reset Process -- Floating Rate to Fixed Rate. If the Company has exercised the Second Call Option, the Company and the Calculation Agent shall complete the following steps in order to determine the interest rate to be paid on the Notes from and including the New Coupon Reset Date to the Final Maturity Date. The Company and the Calculation Agent shall use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

         (a) The Company shall provide the Calculation Agent with the Dealer List, no later than four Business Days prior to the New Coupon Reset Date, containing the names and addresses of at least three and no more than five dealers from which it desires the Calculation Agent to obtain the Bids for the purchase of such Notes.

         (b) Within one Business Day following receipt by the Calculation Agent of the Dealer List, the Calculation Agent shall provide to each Dealer on the Dealer List (i) a copy of this Prospectus Supplement and the accompanying Prospectus relating to the offering of the Notes, (ii) a copy of the form of the Notes, and (iii) a written request that each such Dealer submit a Bid to the Calculation Agent by the Bid Deadline on the third Business Day prior to the New Coupon Reset Date (the "New Bid Date"). Each Dealer shall be provided with (i) the name of the Company, (ii) an estimate of the Purchase Price (which shall be stated as a U.S. dollar amount and be calculated by the Calculation Agent in accordance with paragraph (c) below), (iii) the principal amount and maturity of the Notes, (iv) the New Coupon Reset Date, and (v) the method by which interest will be calculated on the Notes.

         (c) The Purchase Price shall be equal to (i) the principal amount of the Notes plus (ii) a premium which shall be equal to the Settlement Amount plus an amount equal to the interest payable on a note with a maturity of the New Coupon Reset Date, accruing interest (payable at maturity) at a per annum rate, reset daily, equal to three-month LIBOR accruing from the Coupon Reset Date, and having a principal amount equal to the Settlement Amount (the "New Fixed Notes Premium").

         (d) Following receipt of the Bids, the Calculation Agent shall provide written notice to the Company, setting forth (i) the names of each of the Dealers from whom the Calculation Agent received Bids on the New Bid Date, (ii) the Bid submitted by each such Dealer, and (iii) the Purchase Price as determined pursuant to paragraph (c) above. Except as provided below, the Calculation Agent shall thereafter select, from the three Bids received, the Selected Bid and establish a new rate of interest for the Notes (the "New Coupon Reset Rate") equal to the interest rate which would amortize the New Fixed Notes Premium fully over the term of the Notes at the Yield to Maturity indicated by the Selected Bid; provided, however, that if the Calculation Agent has not received a Bid from a Dealer by the Bid Deadline on the New Bid Date, the Selected Bid shall be the lowest of all Bids received by such time, and provided, further, that if any two or more of the lowest Bids submitted are equivalent, the Company shall in its sole discretion select any of such equivalent Bids (and such selected Bid shall be the Selected Bid).

         (e) Immediately after calculating the New Coupon Reset Rate, the Calculation Agent shall provide written notice to the Company and the Trustee, setting forth such New Coupon Reset Rate as the new interest rate on the Notes, effective from and including the New Coupon Reset Date to the Final Maturity Date, by delivery to the Trustee on or before the New Coupon Reset Date of an officers' certificate.

         (f) The Company shall sell the Notes to the Dealer that made the Selected Bid at the Purchase Price, such sale to be settled on the New Coupon Reset Date in immediately available funds.

         (g) Notwithstanding the foregoing, if the Calculation Agent determines that (i) since the exercise of the Second Call Option, an Event of Default, or any event which, with the giving of notice or the passage of time or both, would constitute an Event of Default with respect to the Notes shall have occurred and be continuing, (ii) a Market Disruption Event has occurred following the exercise of the Second Call Option, or (iii) two or more of the Dealers shall have failed to provide Bids in a timely manner substantially as provided above, the Second Call Option will be automatically revoked, and the Company will be deemed to have determined not to exercise its right to reset the floating rate on the Notes to a fixed rate, as described in Section 9 above.

                  11. Settlement on Exercise of Call Option or Put Option. If the Callholder exercises the Call Option and the Company does not exercise the Call Option Override, then, on the Coupon Reset Date, all beneficial interests in the Notes shall be transferred to an account at the Depository designated by the Callholder. The transfers shall be made automatically, without any action on the part of any Holder or beneficial owner, by book entry through the Depository. The Callholder shall be obligated to make payment of the Call Price in immediately available funds for credit to the accounts of the participants of the Depository through which beneficial interests in the Notes are held, by 2:00 p.m. New York time on the Business Day prior to the Coupon Reset Date. Each transfer shall be made against the corresponding payment, and each payment shall be made against the corresponding transfer, in accordance with the Depository's applicable procedures ("Applicable Procedures"). If the Callholder fails to pay the Call Price when due or if the Company exercises the Call Option Override, the Call Option shall be deemed not to have been exercised and the Put Option shall be deemed to have been automatically exercised. In these circumstances, the Company shall be obligated to pay the Put Redemption Price for the Notes on the Coupon Reset Date, with settlement occurring as described in the next paragraph. In any event, the Company shall remain obligated to make payment of accrued and unpaid interest due on the Notes, with interest payable on the Coupon Reset Date being payable to the Holders of the Notes on the Record Date for such payment.

         If the Call Option is not exercised, the Callholder fails to pay the Call Price when due, or the Company exercises the Call Option Override, and the Put Option is therefore exercised, then, on the Coupon Reset Date, all beneficial interests in the Notes to be purchased shall be transferred to an account at the Depository designated by the Company. The transfers shall be made automatically, without any action on the part of any Holder or beneficial owner, by book entry through the Depository. The Company shall be obligated to make payment of the Put Redemption Price for credit to the accounts of the participants of the Depository through which beneficial interests in the Notes are held, by 12:00 noon New York Time on the Coupon Reset Date. Each transfer shall be made against the corresponding payment, and each payment shall be made against the corresponding transfer, in accordance with Applicable Procedures. If the Company fails to pay the Put Redemption Price when due, accrued interest from the Coupon Reset Date to the date the payment is made shall be payable as part of the Put Redemption Price. Whether or not the Notes are purchased pursuant to the Put Option, the Company shall remain obligated to make payment of accrued and unpaid interest due on the Notes, with interest payable on the Coupon Reset Date being payable to the Holders of the Notes on the Record Date for such payment.

         The transactions described above shall be executed through the Depository in accordance with Applicable Procedures, and the accounts of the respective participants of the Depository shall be debited and credited and the Notes delivered by book entry as necessary to effect the purchases and sales thereof. The transactions shall settle in immediately available funds through the Depository. Notwithstanding any provision hereof or in the Indenture, none of the Company, the Callholder, or the Trustee, nor any agent of any such person, shall have any responsibility with respect to Applicable Procedures or for any payments, transfers or other transactions, or any notices or other communications, among the Depository, any of its direct or indirect participants and any beneficial owners of the Notes. For all purposes of this Security and the Indenture, any payment or notice to be made or given with respect to this Security by the Company, the Callholder or the Trustee shall be deemed made or given when made or given to the Depository or its nominee, in accordance with Applicable Procedures.

         Substantially similar procedures shall also apply with respect to the Second Call Option and the New Coupon Reset Date and the transactions described in Sections 9 and 10 above.

         The settlement procedures described above, including those for payment for and delivery of the Notes purchased by the Callholder or the Company on the Coupon Reset Date or the New Coupon Reset Date, may be modified, notwithstanding any contrary terms of the Indenture, to the extent required by the Depository or, if the book-entry system is no longer available for the Notes at the relevant time, to the extent required to facilitate these transactions in the Notes in certificated form. In addition, the Callholder and the Company may, notwithstanding any contrary terms of the Indenture, modify the settlement procedures referred to above in order to facilitate the settlement process.

         Notwithstanding any provision to the contrary set forth in the Indenture, the Company shall (i) use its reasonable best efforts to maintain the Notes in book-entry form with the Depository and to appoint a successor depository to the extent necessary to maintain the Notes in book-entry form, and
(ii) waive any discretionary right it otherwise may have under the Indenture to cause the Notes to be issued in certificated form.

                  12. Subordination. The indebtedness evidenced by the Securities of this series is, to the extent provided in the Indenture, subordinate and junior in right of payment to the Company's obligations to holders of Senior Indebtedness of the Company. The Indenture also provides that it, upon the occurrence of certain events of bankruptcy or insolvency relating to the Company, there remains, after giving effect to such subordination provisions, any amount of cash, property or securities available for payment or distribution in respect of Securities of this series (defined in the Indenture as "Excess Proceeds"), and if, at such time, any Entitled Person has not received payment in full of all amounts due or to become due on or in respect of Other Financial Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of Securities of this series. This Security is issued subject to the provisions of the Indenture regarding subordination to Senior Indebtedness and payments to Entitled Persons in respect of Other Financial Obligations. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination and payment of Excess Proceeds so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes.

                  13. Default, Waiver, Amendment and Enforcement. (a) If an Event of Default (defined in the Indenture as certain events involving the bankruptcy, insolvency or reorganization of the Company) shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. The principal of the Securities of this series may not be declared due and payable upon a Default (as defined in the Indenture), other than a Default which also constitutes an Event of Default, although the Trustee may in its discretion protect the rights of Holders by appropriate judicial proceeding as provided in the Indenture.

         (b) The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

         (c) No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional to pay the principal of (and premium, if any) and interest on this Security herein provided, and at the times, place and rate, and in the coin or currency, herein prescribed.

                  14. Form and Denomination; Global Securities. (a) The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations set forth therein and herein, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

                  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

                  (b) As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

                  (c) The Security evidenced by this certificate has been issued in the form of a Global Security and, except as otherwise provided in this Security, the provisions of the Indenture governing Global Securities shall apply to this Security for as long as this Security shall be issued in such form.

                  15. Holder. Prior to due presentment of this Security for registration of a permitted transfer, the Company, the Trustee and any agent of the Company or the trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

                  16. Redemption. Except as otherwise specifically provided in this Security, the Securities of this series will not be redeemable prior to maturity.

                  17. Interpretation. All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Unless the context requires otherwise, terms defined herein include the plural as well as the singular and vice-versa, and the words "herein" and "hereof", and words of similar import, refer to this Security as a whole and not to any particular paragraph or other subdivision.

                  18. Governing Law. As provided in the Indenture, this Security shall for all purposes be governed by and construed in accordance with the laws of the State of New York.



                                     - 20 -

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